EXHIBIT 5.1

September 5, 2025

USBC, Inc.

300 E. 2nd Street, 15th Floor

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as local counsel to USBC, Inc. (f/k/a Know Labs, Inc.), a Nevada corporation (the “Company”), in connection with the issuance and sale, from time to time, of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), having an aggregate offering price of up to $14,500,000 through JonesTrading Institutional Services LLC as the sales agent (the “Sales Agent”), to be issued pursuant to the Company’s effective registration statement on Form S-3 (No. 333-276246) (the “Registration Statement” and the base prospectus that was contained in the Registration Statement when it was filed is hereinafter referred to as the “Base Prospectus”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on December 22, 2023, as amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on January 5, 2024, relating to the public offering of the Shares as set forth in the prospectus supplement, dated December 31, 2024 and filed with the Commission on January 2, 2025 pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). All of the Shares are to be sold by the Company pursuant to the Capital on Demand™ Sales Agreement, dated December 31, 2024, between the Sales Agent and the Company (the “ATM Agreement”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act (17 C.F.R. § 229.601(b)(5)) in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than the opinions expressly set forth below.

We have examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of this letter, including (without limitation) the Restated Articles of Incorporation of the Company (as amended to date, the “Articles”) and the Second Amended and Restated Bylaws of the Company (as amended to date, the “Bylaws” and, together with the Articles, the “Organizational Documents”),. We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion that: (a) the genuineness and authenticity of all signatures on original documents; (b) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (c) the conformity to originals of all documents submitted to us as copies; (d) the accuracy, completeness and authenticity of certificates of public officials; (e) the legal capacity of all natural persons; (f) the due authorization, execution and delivery of all documents by parties other than the Company; and (g) that the ATM Agreement constitutes the valid and binding obligations of each party thereto (other than the Company) enforceable against each such party in accordance with its terms. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We are opining herein as to Chapter 78 of the Nevada Revised Statutes, as amended, and applicable provisions of the Nevada Constitution. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, when delivered against payment in full of the consideration for the Shares in accordance with the terms set out in the Prospectus Supplement and ATM Agreement, such Shares will be validly issued, fully paid and non-assessable.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 5, 2025. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart LLP